Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment #1) of our report dated August 1, 2024 with respect to the audited financial statements of Drugs Made In America Acquisition Corp. as of June 30, 2024, and related statement of operations, shareholders’ deficit, and cash flows for the period from May 23, 2024 (inception) through June 30, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

September 6, 2024